Exhibit 99.1

For Immediate Release – July 31, 2006

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Fourth Quarter, Full Year Earnings and Quarterly Dividend

Asset Quality Improves; Q4 Earnings increase 35 percent year-over-year

SIOUX FALLS, SD, July 31 – HF Financial Corp. (the “Company”) (NASDAQ: HFFC), reported earnings for the fiscal fourth quarter ended June 30, 2006 of $962,000, or $0.24 for diluted earnings per share, compared to $713,000, or $0.18 for diluted earnings per share, in the comparable period in 2005. All earnings per share figures have been adjusted to reflect the 10% stock dividend paid on April 24, 2006.

Net interest income for the quarter, prior to the Company’s provision for loan losses, totaled $6.6 million, essentially flat over the same period last year. The provision for loan losses in the quarter, however, decreased by 64.7%, to $769,000 from $2.2 million in the same period last year, resulting in recognized net interest income of $5.8 million versus $4.4 million in the comparable period in 2005.

“This was a solid fourth quarter for us, in spite of a flattening yield curve that put pressure on our net interest margins and higher funding costs for loan and lease allowances,” said Curt Hage, HF Financial’s Chairman, CEO and President. “In spite of those headwinds, we were able to largely maintain our spreads and at the same time significantly reduce our allowance for loan losses. We are particularly pleased with our bottom line for the quarter, which reflected a 35% increase over the same period last year.”

Net interest margin expressed on a fully taxable equivalent basis for the quarter was 3.02% compared to 3.26% for the same period in the prior fiscal year.

Noninterest income for the quarter totaled $2.4 million, up 2.1%, versus the comparable period in 2005, a result primarily attributable to increases of $49,000 in trust income, $47,000 in loan servicing income, and $20,000 in fees on deposits, offset by a decrease of $73,000 in other noninterest income.

For the three months ended June 30, 2006, noninterest expense increased $846,000, or 14.4%, over the comparable period in 2005. Of that sum, approximately $691,000 was attributable to increases in compensation and employee benefits, the remainder to occupancy and equipment and other costs.

Full Year Results

For the full year, earnings totaled $4.5 million, or $1.13 for diluted earnings per share, versus $5.2 million, or $1.29 for diluted earnings per share, a decrease of 12.2% over earnings in fiscal 2005. Net interest income totaled $25.7 million, a decrease of 1.9%, or $508,000, from the $26.2 million reported in fiscal 2005. Net interest income after provision for loan losses totaled $20.4 million, down 13.2% from $23.5 million reported in fiscal 2005.

Provision for losses on loans and leases increased $2.7 million for the fiscal year ended June 30, 2006 as compared to the prior fiscal year. Total nonperforming assets decreased $3.1 million, or 44.6%, at June 30, 2006 compared to the prior fiscal year. The decrease in nonperforming assets was primarily attributable to a decrease of $4.3 million in nonaccruing loans and leases from $5.3 million at June 30, 2005 to $1.0 million at June 30, 2006.

Average earning assets increased 8.4%, yielding a rate of 6.20% for the fiscal year ended June 30, 2006 compared to the prior fiscal year, which yielded a rate of 5.65%. Average interest-bearing liabilities increased 8.4%, with a cost of funds rate of 3.59% for the fiscal year ended June 30, 2006 compared to the prior fiscal year with a cost of funds rate of 2.63%.

The company’s net interest margin expressed on a fully taxable equivalent basis was 3.02% for the fiscal year ended June 30, 2006 compared to 3.32% for the prior fiscal year.

Full-year noninterest income totaled $12.9 million, up 42.6% over fiscal 2005. The increase was primarily due to the net gain on sale of land of $3.6 million along with increases of $148,000 in trust income and $140,000 in fees on deposits, offset by a decrease in loan servicing income of $125,000.

Noninterest expense increased $1.6 million, or 6.3%, for fiscal 2006, the result of increases in compensation and employee benefits of $1.2 million, occupancy and equipment of $238,000 and other noninterest expense of $127,000.

Home Federal Continues to Expand

Home Federal Bank, the banking subsidiary of the Company, opened its new banking center in Mitchell, South Dakota. Following the completion of this new facility, Home Federal Bank closed one of its former locations in Mitchell and continues to maintain two banking centers in this growing community.

“We continue to build our franchise by locating banking centers in the growing parts of South Dakota,” Hage said. “We believe these investments will enhance long-term shareholder value by continuing to develop markets and focus on the needs of our customers. We opened our full service location in Mitchell and are in process of building a similar building in Yankton. These centers will help improve our operations in South Dakota and provide the momentum we need to continue to grow.”

Quarterly Dividend Declared

The Company announced it will pay a quarterly cash dividend of 10.25 cents per share for the fourth quarter of the 2006 fiscal year. The dividend will be paid on August 16, 2006 to stockholders of record on August 9, 2006.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., Hometown Insurors, Inc. and HF Financial Group, Inc., As of June 30, 2006, the company had total assets of $961.3 million and stockholders’ equity of $56.1 million at June 30, 2006. The company is the largest publicly traded savings association headquartered in South Dakota, with 35 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2006	2005	2006	2005
Interest, dividend and loan fee income:
Loans and leases receivable	$12,553	$10,669	$47,096	$40,489
Investment securities and interest-earning deposits	1,777	1,348	6,315	4,457
	14,330	12,017	53,411	44,946
Interest expense:
Deposits	5,805	3,688	20,133	12,659
Advances from Federal Home Loan Bank and other borrowings	1,944	1,756	7,587	6,088
	7,749	5,444	27,720	18,747

Net interest income	6,581	6,573	25,691	26,199

Provision for losses on loans and leases	769	2,177	5,279	2,681
Net interest income after provision for losses on loans and leases	5,812	4,396	20,412	23,518

Noninterest income:
Gain on sale of land, net	—	—	3,557	—
Fees on deposits	1,163	1,143	4,538	4,398
Loan servicing income	318	271	1,123	1,248
Gain on sale of loans, net	281	269	969	924
Trust income	240	191	849	701
Gain on sale of securities, net	1	7	3	20
Other	397	470	1,812	1,723
	2,400	2,351	12,851	9,014
Noninterest expense:
Compensation and employee benefits	4,133	3,442	16,692	15,493
Occupancy and equipment	868	785	3,338	3,100
Other	1,708	1,636	6,470	6,343
	6,709	5,863	26,500	24,936
Income before income taxes	1,503	884	6,763	7,596
Income tax expense	541	171	2,229	2,431
Net income	$962	$713	$4,534	$5,165
Earnings per share:
Basic	$0.24	$0.18	$1.16	$1.33
Diluted	0.24	0.18	1.13	1.29
Weighted average shares:
Basic	3,944,707	3,851,220	3,914,952	3,885,297
Diluted	4,026,666	3,963,715	4,000,078	4,001,089

Outstanding shares: (end of period)	3,948,660	3,832,653	3,948,660	3,832,653

Share data for all periods presented has been adjusted for the 10% stock dividend paid on April 24, 2006.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	6/30/2006	6/30/2005

Balance Sheet Data
Total assets	$961,279	$897,874
Cash and cash equivalents	27,037	18,248
Securities available for sale	145,518	142,429
Loans and leases receivable, net	721,603	670,581
Loans held for sale	7,623	10,238
Deposits	769,002	681,216
Advances from Federal Home Loan Bank and other borrowings	91,620	119,664
Subordinated debentures payable to trusts	27,837	27,837
Stockholders’ equity	56,084	53,635

Equity to total assets (end of period)	5.83%	5.97%
Book value per share (1)	$14.20	$13.99

Tier I (core) capital (2)	8.10%	8.28%
Risk-based capital (2)	10.66%	10.66%

Number of full-service offices	35	34

Asset Quality
Nonaccruing loans and leases	$1,035	$5,322
Accruing loans and leases delinquent more than 90 days	2,330	1,609
Foreclosed assets	527	89
Total nonperforming assets	$3,892	$7,020

FASB Statement No. 5 Allowance for loan and lease losses	$5,657	$3,326
FASB Statement No. 114 Impaired loan valuation allowance	—	1,750
Total allowance for loans and lease losses	$5,657	$5,076

Ratio of nonperforming assets to total assets (end of period)	0.40%	0.78%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.46%	1.01%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.77%	0.74%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	168.11%	73.24%

(1)	Equity divided by number of shares of outstanding common stock. Retroactively adjusted for the 10% stock dividend paid on April 24, 2006.
(2)	Capital ratios for Home Federal Bank.
(3)	Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At June 30, 2006		At June 30, 2005
		Percent of		Percent of
		Loans in		Loans in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)

One-to four-family (1)	$100,585	13.83%	$96,496	14.28%
Commercial business and real estate (2) (3)	247,643	34.06%	223,638	33.10%
Multi-family real estate	34,066	4.68%	34,123	5.05%
Equipment finance leases	29,406	4.04%	33,170	4.91%
Consumer Direct (4) (5)	110,493	15.19%	111,210	16.46%
Consumer Indirect	91,601	12.60%	93,984	13.91%
Agricultural	89,437	12.30%	74,010	10.95%
Construction and development	24,029	3.30%	9,026	1.34%
Total Loans and Leases Receivable (6)	$727,260	100.00%	$675,657	100.00%

(1) Excludes $6,980 and $9,838 loans held for sale at June 30, 2006 and June 30, 2005, respectively.

(2) Includes $3,388 and $3,563 tax exempt leases at June 30, 2006 and June 30, 2005, respectively.

(3) Excludes $223 commercial loans held for sale at June 30, 2006.

(4) Includes mobile home loans.

(5) Excludes $420 and $400 student loans held for sale at June 30, 2006 and June 30, 2005, respectively.

(6) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At June 30, 2006		At June 30, 2005
		Percent of		Percent of
		Deposits in		Deposits in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts	$84,909	11.04%	$85,705	12.58%
Interest bearing accounts	54,710	7.11%	50,120	7.36%
Money market accounts	232,471	30.24%	209,116	30.70%
Savings accounts	76,695	9.97%	63,235	9.28%
Certificates of deposit	320,217	41.64%	273,040	40.08%
Total Deposits	$769,002	100.00%	$681,216	100.00%

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Years Ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005
Balance, beginning	$5,369	$3,339	$5,076	$3,605
Provision charged to income	769	2,177	5,279	2,681
Charge-offs	(674)	(488)	(5,123)	(1,545)
Recoveries	193	48	425	335
Balance, ending	$5,657	$5,076	$5,657	$5,076

Average Balances, Interest Yields and Rates

	Years Ended
	6/30/2006		6/30/2005
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$703,787	6.69%	$665,830	6.08%
Investment securities (2) (3)	158,010	4.00%	129,314	3.45%
Total interest-earning assets	861,797	6.20%	795,144	5.65%
Noninterest-earning assets	61,492		60,428
Total assets	$923,289		$855,572

Interest-bearing liabilities:
Deposits:
Checking and money market	$274,093	3.02%	$263,037	1.84%
Savings	51,356	2.16%	49,204	1.17%
Certificates of deposit	298,940	3.59%	260,579	2.78%
Total interest-bearing deposits	624,389	3.22%	572,820	2.21%
FHLB advances and other borrowings	119,727	4.47%	111,332	3.96%
Subordinated debentures payable to trusts	27,837	8.01%	27,837	6.03%

Total interest-bearing liabilities	771,953	3.59%	711,989	2.63%
Noninterest-bearing deposits	77,419		72,627
Other liabilities	19,108		17,465
Total liabilities	868,480		802,081
Equity	54,809		53,491
Total liabilities and equity	$923,289		$855,572

Net interest spread		2.61%		3.02%
Net interest margin (4)		2.98%		3.29%
Net interest margin, TE (5)		3.02%		3.32%
Return on average assets (6)		0.49%		0.60%
Return on average equity (7)		8.27%		9.66%

(1) Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2) Includes federal funds sold and Federal Home Loan Bank stock.

(3) Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4) Net interest margin is net interest income divided by average interest-earning assets.

(5) Net interest margin expressed on a fully taxable equivalent basis.

(6) Ratio of net income to average total assets.

(7) Ratio of net income to average equity